EXHIBIT 99.1

Shengkai Innovations, Inc. Receives Notice From NASDAQ Regarding Minimum Market Value of Listed Securities

TIANJIN, China, Nov. 10, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced the company received a notice from NASDAQ's Listing Qualifications Department indicating that for the last 30 consecutive business days the bid price for the Company's common stock had closed below the minimum $1.00 per share required for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1). The notification letter states that the Company will have 180 calendar days, or until May 8, 2012, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of the Company's common stock must maintain a minimum closing bid price of $1.00 per share for a minimum of ten consecutive business days. The notification letter has no effect at this time on the listing of the Company's common stock on The NASDAQ Global Market. Shengkai's common stock will continue to trade on The NASDAQ Global Market under the symbol "VALV".

If the Company does not regain compliance by May 8, 2012, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common stock to The NASDAQ Capital Market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary. If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Company's common stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel.

"We intend to actively monitor the bid price for our common stock and consider all available options to regain compliance with the NASDAQ minimum bid price requirement," noted Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Shengkai Innovations, Inc.
          David Ming He, CFO
          +86-22-5883-8509
          ir@shengkai.com
          http://www.shengkaiinnovations.com

          Grayling
          Shiwei Yin
          +1 646-284-9474
          shiwei.yin@grayling.com